MOODY NATIONAL REIT I, INC. 10-K

Exhibit 10.57

MN FORT WORTH VENTURE, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

MN FORT WORTH VENTURE, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of MN Fort Worth Venture, LLC, a Delaware limited liability company (the “Company”), effective the ____ day of December, 2015, is made and entered into by the Members of the Company. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in Section 7.1 hereof.

BACKGROUND

WHEREAS, the Company was formed as a limited liability company under the Delaware Act pursuant to the Certificate filed with the Delaware Secretary of State on August 18, 2015;

WHEREAS, Moody National Operating Partnership I, LP, a Delaware limited partnership (“REIT Member”), and the Members set forth on Exhibit A hereto (each a “Contributor Member” and collectively, the “Contributing Members”) desire to enter into this Agreement to govern the operations of the Company;

WHEREAS, concurrently with the execution of this Agreement, each Contributor Member hereby contributes such Contributor Member’s separate and undivided percentage ownership interest, as a tenant-in-common with the other Contributing Members, in the Property to the Company in exchange for the Class A Interests as set forth on Exhibit A hereto;

WHEREAS, REIT Member has agreed to contribute capital to the Company of up to $[3,461,306] in exchange for the Class B Interests as set forth on Exhibit A hereto, and REIT Member may make additional contributions to the Company for additional Class B Interests; and

WHEREAS, the Members intend that the Company be classified as a partnership for federal and state income tax purposes.

THE AGREEMENT:

NOW, THEREFORE, the Members on behalf of themselves agree as follows:

1.  THE COMPANY

1.1

Formation.

1.1.1

Formation; Statutory Compliance. The Company constitutes a limited liability company formed pursuant to, and governed by, the Delaware Act and other applicable laws of the State of Delaware. The Manager shall, when required, file such amendments to, or restatements of, the Certificate, and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as the Manager deems advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by, the Company, and to preserve the character of the Company as a limited liability company.

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1.1.2

Investment Representations. Each Member, severally and not jointly, represents and warrants as to the following:

(a)

The Member acknowledges that the Company will not register the issuance of the Membership Interests under the federal Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement.

(b)

The Member is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Membership Interest; and it will not make any sale, transfer, or other disposition of the Membership Interest without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts.

(c)

The Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Manager concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers.

(d)

The investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

(e)

The Member has not received any tax advice from the Manager or any of its affiliates regarding the federal, state or other tax consequences of the Member’s contribution of its interest in the Property to the Company or of the ownership or disposition of a Membership Interest.

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1.1.3.

Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Members hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from its actions or conduct in such capacity.

1.2

Name; Initial Place of Business; Initial Registered Office and Initial Registered Agent.

The business of the Company is conducted under the name of “MN Fort Worth Venture, LLC” or such other name as the Manager shall hereafter designate by written notice to Members. The initial principal office and place of business of the Company is 6363 Woodway Drive, Suite 110, Houston, Texas 77057. The initial registered agent for service of process at the registered office of the Company is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808. The initial registered office of the Company is located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808.

1.3

Purpose.

The purpose of the Company is to:

(a)

engage in any lawful activity;

(b)

exercise all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Delaware Act; and

(c)

engage in all activities necessary, customary, convenient, or incident to such purpose.

1.4

Dissolution.

1.4.1

Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the earlier of the following to occur:

(a)

the written agreement of a Majority in Interest to dissolve the Company;

(b)

a decree of judicial dissolution; or

(c)

when required by law.

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In accordance with Section 18-801(a)(4) of the Delaware Act, the Company shall not dissolve upon an event of disassociation with respect to the last remaining Member but instead the legal successor to such Member shall automatically become a Member of the Company with all the rights appurtenant thereto.

1.4.2

Liquidation of Property and Application of Proceeds.

Upon the dissolution of the Company, the Manager will wind up the Company’s affairs in accordance with the Delaware Act, and will be authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(a)

prosecuting and defending suits, whether civil, criminal, or administrative;

(b)

settling and closing the Company’s business, causing the Company to prepare a final financial statement in accordance with Section 1.5.3 hereof, and making adjustments among Members with respect to distributions under Article 4 based upon such financial statement;

(c)

liquidating and reducing to cash the Company Property as promptly as is consistent with obtaining its fair value;

(d)

discharging or making reasonable provision for the Company’s liabilities; and

(e)

distributing the proceeds of liquidation and any undisposed Company Property to the Members in accordance with Section 4.2.2.

1.5

Books, Records and Tax and Accounting Matters.

1.5.1

Availability. At all times during the existence of the Company, the Manager must keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement, any amendments to it, and a record of ownership by the Members of Membership Interests, must at all times be maintained at the principal place of business of the Company. Any Member or such Member’s duly authorized representative has the right upon reasonable notice to the Company and during normal business hours, for any purpose reasonably related to such Member’s Membership Interest, to inspect and copy from such books and documents during normal business hours. Notwithstanding the foregoing, the Manager may establish reasonable conditions governing the provision of such information, including, without limitation, ensuring confidential treatment of Company information and the time, location and expense of providing such information.

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1.5.2

Tax and Accounting Decisions. All decisions as to tax and accounting matters, except as this Agreement specifically provides to the contrary, are made by the Manager. Each of the Members shall supply to the Company the information necessary to give effect properly to any tax election made by the Company under this Section 1.5.2.

1.5.3

Reports. Within ninety (90) days after the end of each fiscal year, or such other times as determined by the Manager, the Manager shall cause to be delivered to all Members a profit and loss statement for, and a balance sheet as of the end of, such year or other period and the related notes, if any, together with any report thereon prepared and delivered by the Company.

1.5.4

Tax Returns. The Manager shall cause the Company to prepare all federal, state, municipal and other tax returns that the Company is required to file, and file with the appropriate taxing authorities all returns required to be filed by the Company in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

1.5.5

Taxable and Fiscal Year. The Company’s taxable and fiscal years are the calendar year.

1.5.6

Depositories. The Manager shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Manager shall select. All receipts of the Company from whatever source received shall be deposited to such accounts, all expenses of the Company shall be paid from such accounts, and no funds not belonging to the Company shall be deposited to such accounts. All amounts so deposited shall be received, held and disbursed by a Person or Persons designated by the Manager only for the purposes authorized by this Agreement.

2.   MEMBERS

2.1

Rights and Obligations of Members.

2.1.1

Limitation on Members’ Liabilities. Each Member’s liability shall be limited as set forth in this Agreement and the Delaware Act and other applicable law. Notwithstanding the provisions of this Agreement, failure by the Members to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be a ground for imposing personal liability on a Member of the Company.

2.1.2

Priority and Return of Capital. Except as otherwise specifically set forth in this Agreement, no Member or Economic Interest Owner shall have the right to demand or receive property other than cash in return for a Capital Contribution or as a distribution pursuant to Article 4; nor shall such Member or Economic Interest Owner have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to any distributions pursuant to Article 4, except as otherwise specifically set forth in this Agreement.

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2.2

Meetings.

2.2.1

Meetings. Meetings of Members will be called by the Manager whenever the Manager deems necessary or when requested in writing to do so by a Majority in Interest. Any such meetings shall be held at the principal place of business of the Company, or at such other location as determined by the Manager, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.2.2

Quorum. Members holding a Majority in Interest, represented in person or by proxy, constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Class B Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

2.2.3

Manner of Acting. If a quorum is present, the affirmative vote of a Majority in Interest is the act of the Members, except as expressly provided by this Agreement.

2.2.4

Proxies. At all meetings of Members, a Member may vote in person or by proxy. A Member may appoint a proxy by executing a writing which authorizes another Person or Persons to vote or otherwise act on the Member’s behalf. Such writing must be filed with the Manager before or at the time of the meeting. No appointment of proxy is valid after eleven months from the date of its execution, unless otherwise provided in the appointment writing.

2.2.5

Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Members entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 2.2.5 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent. If action is taken by written consent by less than all the Members entitled to vote on the action, all Members entitled to vote who did not participate in taking the action shall be given notice of the action taken within ten (10) days of the action being taken; provided, however, failure to give such notice shall not invalidate the action so taken.

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2.2.6

Notice. The Manager must provide each Member with at least two (2) days’ notice of a meeting of the Members in accordance with Section 7.2.1. The notice must contain the date, time and place of such meeting. Unless otherwise required by the Delaware Act, the notice need not state the purpose or purposes of the meeting. Information as to how a Member can participate by telephone shall be provided by the Manager promptly upon request.

2.2.7

Waiver of Notice. A Member may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records. A Member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

2.2.8

Voting Rights. Except as expressly stated in this Agreement or otherwise required by applicable law, the Class A Interests shall have no voting or consent rights and shall have no right to attend or participate in any meeting of the Members unless otherwise determined by the Manager in its sole discretion.

2.3

Capital Contributions.

2.3.1

Initial Capital Contribution.

(a) Contribution by Contributor Members. Concurrently with its execution of this Agreement, each Contributor Member shall contribute its tenant-in-common interest in the Property to the Company in exchange for the Class A Interests as set forth on Exhibit A hereto. The total amount of all of the Contributor Members’ Initial Capital Contributions shall be valued at $1,000 (such adjusted amount being the “Contributor Member Value”) as set forth on Exhibit A.

(b) Contribution by REIT Member. Concurrently with its execution of this Agreement, REIT Member shall contribute cash or other immediately available funds in the amount of $100 (the “REIT Member Initial Capital Contribution”) as its Initial Capital Contribution to the Company in exchange for the Class B Interests as set forth on Exhibit A hereto.

2.3.2

Additional REIT Member Contributions. The REIT Member hereby agrees to pay the costs, fees and capital reserve requirements associated with the transfer of the Property to the Company, estimated to include a loan assumption fee of approximately $35,891, a franchise property improvement plan of approximately $2,688,795, debt service reserves of approximately $95,385, payment of real estate taxes and outstanding accounts payable of an estimated $190,000, and approximately $451,235 in other closing costs, including a disposition fee of $251,235 to Moody National Realty Company, L.P., all of which shall be deemed to be a Capital Contribution by the REIT Member to the Company in exchange for additional Class B Interests.

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2.3.3

Other Matters.

(a)

Except as otherwise provided in this Agreement, no Member may demand or receive a return of Capital Contributions. No Member has the right to receive property other than cash except as specifically provided in this Agreement. No Member is entitled to interest on any Capital Contribution.

(b)

The Manager has no personal liability for the repayment of any Capital Contribution of any Member.

2.3.4

Negative Capital Accounts. No Member is obligated to restore a negative balance in such Member’s Capital Account.

2.4

Loans.

2.4.1

Loans to the Company. The Members may lend money to the Company as approved by the Manager. If a Member lends money to the Company pursuant to this Section 2.4.1, the amount of any such loan is not an increase in the Member’s Capital Contribution or Membership Interest, nor does it entitle the Member to any increase in the share of distributions of the Company, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Manager.

2.4.2

Other Loans. If the Manager determines that funds are reasonably necessary for conducting the business of the Company, the Manager is authorized (but not obligated) to borrow the needed funds on the Company’s behalf on commercially reasonable terms existing at the time of the borrowing, and all or any portion of the Company’s assets may be pledged or conveyed as security for the indebtedness.

3.   MANAGEMENT

3.1

The Manager.

3.1.1

Management and Authority. The business and affairs of the Company shall be managed by one or more Managers (each, a “Manager” and collectively the “Managers”). Except with respect to matters where the approval of the Members is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Manager has, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. The signature of any one or more officers of the Manager on any document or instrument purporting to bind the Company shall constitute conclusive evidence as to third parties of the authority of such person to execute such document or instrument on behalf of the Company and thereby so bind the Company. The initial officers of the Company are set forth on Exhibit D attached hereto.

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3.1.2

Number, Tenure and Qualifications. The Company shall initially have one (1) Manager, which shall be REIT Member. The number of Managers may be increased or decreased by the REIT Member. A Manager holds office until the Manager resigns or in the case of a natural person, dies or becomes permanently disabled. .

3.1.3

Quorum and Voting of Managers. If there is more than one Manager, meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given in accordance with Section 7.2.1 at least two days prior to the meeting. Each Manager has one vote. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company. If there is only one Manager, no meeting is necessary for the transaction of business and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law.

3.1.4

Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

3.1.5

Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by Managers who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 3.1.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

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3.1.6

Duties and Obligations of Manager and Tax Matters Person.

(a)

The Manager must take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes.

(b)

The Manager must devote to the Company such time as may be necessary for the proper performance of all of its duties under this Agreement, but the Manager is not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager. The Manager will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture.

(c)

The Tax Matters Person shall have the rights and responsibilities provided under the Code to a “tax matters partner” as defined in Code Section 6231(a)(7). The Tax Matters Person is entitled to reimbursement by the Company for all expenses reasonably incurred by the Tax Matters Person in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items.

3.1.7

Restrictions on Authority of Manager. Without the consent of all of the Members, the Manager has no authority to:

(a)

do any act in contravention of this Agreement;

(b)

possess Company assets, or assign rights in specific Company assets, for other than a Company purpose; or

(c)

knowingly perform any act that would subject any Member to liability for the obligations of the Company in any jurisdiction.

3.1.8

Exculpation; Indemnification.

(a)

To the fullest extent permitted by applicable law, and except as otherwise provided in this Agreement, no Member or Manager shall be liable to the Company or to any Member or Manager provided such Member or Manager acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Member or Manager under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct.

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(b)

To the fullest extent permitted by applicable law, each Member and Manager shall be indemnified, defended and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever, incurred by such Member or Manager in its capacity as a Member or Manager, arising out of or incidental to any act performed or omitted to be performed by such Member or Manager provided such Member or Manager acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Member or Manager under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct or a breach of this Agreement.

3.1.9

Resignation. A Manager may resign at any time by giving written notice to the Members. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective. The resignation of a Manager does not affect the Manager’s rights as a Member and does not constitute a withdrawal of a Member.

3.1.10

Vacancies. Any vacancy of the Manager or Tax Matters Person occurring for any reason will be filled by the affirmative vote of a Majority in Interest. The Manager or Tax Matters Person elected to fill a vacancy shall hold office until such Manager’s or Tax Matters Person’s resignation or removal, or, in the case of a natural person, until such Manager or Tax Matters Person is deceased or has become permanently disabled.

3.2

Appointment of Manager as Attorney-In-Fact.

3.2.1

Manager As Attorneys-in-Fact. Each Member irrevocably constitutes and appoints the Manager as such Member’s true and lawful attorney and agent, with full power and authority in such Member’s name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners’ errors.

3.2.2

Survival of Appointment. The appointment by all Members of the Manager as attorney-in-fact is deemed to be a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the Manager to act as contemplated by this Agreement in any filing and other action by the Manager on behalf of the Company, and such power shall survive the death or incapacity of any Person hereby giving such power and the Transfer by a Member of all or part of a Membership Interest. The foregoing power of attorney of a transferor Member will survive such Transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

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4.   ALLOCATIONS AND DISTRIBUTIONS

4.1

Allocations of Profit and Loss.

4.1.1

Profits and Losses. After giving effect to the special allocations in Section 4.1.2, any Profits or Losses recognized by the Company in any Allocation Year shall be allocated among the Members such that the ending Capital Account of each Member, immediately after giving effect to such allocations, is, as nearly as possible, equal to the difference between (a) the amount of the distributions that would be made to such Member pursuant to Section 4.2.2 if (i) the Company were dissolved and terminated at the end of the fiscal year, (ii) its affairs were wound up and each asset on hand at the end of the fiscal year were sold for cash equal to its Gross Asset Value, (iii) all liabilities of the Company were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability); and (iv) the net assets of the Company were distributed to the Members in accordance with Section 4.2 and (b) such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain.

4.1.2

Special Allocation Rules.

(a)

Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.1.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)

Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.1.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c)

Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.1.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.1.2(c) were not in the Agreement.

(d)

Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Section 4.1.2(c) and this Section 4.1.2(d) were not in the Agreement.

(e)

Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated 60% to the Class B Holder and 40% to the Class A Holders in proportion to their respective Membership Interests.

(f)

Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

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4.1.3

Curative Allocations. The allocations set forth in Section 4.1.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.1.3. Notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 4.1.3, the Manager shall take into account future Regulatory Allocations under Sections 4.1.2(a) and 4.1.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.1.2(e) and 4.1.2(f).

4.1.4

Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income and loss for income tax purposes.

(c) Any “excess nonrecourse liability” of the Company, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Members in proportion to and to the extent of the amount of built-in gain that is allocable to each Member on Code Section 704(c) property or property for which reverse Code Section 704(c) allocations are applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Members’ interests in Company profits. Solely for purposes of this Section 4.1.4(c), the Members’ interests in Company profits shall be 60% to the Class B Holder and 40% to the Class A Holders in proportion to their Membership Interests.

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4.1.5

Tax Allocations; Code Section 704(c). Except as otherwise provided in this Section 4.1.5, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article 4. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using such allocation method chosen by the Managers to be used pursuant to the Regulations under Section 704(c).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to the such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the Contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 4.1.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

4.2

Distributions.

4.2.1

Quarterly Tax Distribution. Except as provided in Section 1.4, the Company must make distributions out of Distributable Cash quarterly (within 30 days of the end of the quarter) to the Members in an amount reasonably estimated by the Manager to be at least sufficient to (i) enable the Members to pay federal, state and local income taxes, including estimated taxes, attributable to their Membership Interests based on each Member’s relative share of the Company’s taxable income for the period and (ii) enable REIT Member (or its affiliate) to avoid taxes under Sections 857 or 4981 of the Code. Any such tax distribution shall be treated as an advance against any distribution to be made under Section 4.2.2.

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4.2.2

General Distributions. Distributable Cash shall be distributed to the Members at such times as the Manager shall determine, in its sole discretion, as follows:

(a)

First, 100% to the Class B Holder until the Class B Holder has received cash distributions equal to a 12% per annum, cumulative, non-compounded return on its unreturned Capital Contributions (the “Preferred Return”);

(b)

Second, 100% to the Class B Holder until the Class B Holder has received 100% of its unreturned Capital Contributions; and

(c)

Third, 100% to the Class A Holders until the Class A Holders have received 100% of their unreturned Capital Contributions ($1,000); and

(d)

Fourth, 50% to the Class B Holder and 50% to the Class A Holders in accordance with such Class A Holders’ respective Membership Interests.

4.2.3

Distribution Among Members. If any Membership Interest is sold, assigned or transferred during any accounting period, all distributions on or before the date of such Transfer will be made to the transferor, and all distributions after such date will be made to the transferee.

4.2.4

Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to Members will be treated as amounts distributed to Members pursuant to this Section 4.2 for all purposes of this Agreement.

4.2.5

Limitation Upon Distributions. No distribution shall be made to Members if prohibited by the Delaware Act.

5.   TRANSFERS AND REDEMPTION RIGHTS

5.1

Transfer of Interests.

5.1.1

Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member may Transfer all or any portion of such Member’s Membership Interest.

5.1.2

Permitted Transfers.

(a)

A Member may Transfer all or part of its Membership Interest only with the prior written consent of the Manager.

(b)

Other than with respect to a Prohibited Transfer described in Section 5.13, a Member may Transfer all or part of its Membership Interest to another Member of the Company at any time upon notice to the Manager.

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5.1.3

Prohibited Transfers.

(a)

Preserve Partnership Tax Status. No Member shall be permitted to Transfer any portion of its Membership Interest in the Company or take any other action that, in the judgment of the Manager, would materially increase the risk that the Company would be treated as a “publicly traded partnership” within the meaning of Code Section 7704 or to be classified as a corporation within the meaning of Code Section 7701(a).

(b)

Technical Tax Terminations. No Member shall be permitted to Transfer all or any portion of its Membership Interest in the Company or to take any other action that would result in a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, without the approval of the Manager.

(c)

Transfers that Trigger Tax Withholding. Unless arrangements concerning withholding are approved by the Manager (if such withholding is required of the Company), no Member shall be permitted to Transfer all or any portion of its Membership Interest in the Company to any Person, unless such Person is a United States Person as defined in Section 7701(a)(30) of the Code and is not subject to withholding of any federal tax.

(d)

ERISA Limitations. No Member shall be permitted to Transfer all or any portion of its Membership Interest in the Companyif such Transfer will cause the assets of the Company to be deemed “plan assets” under ERISA or the Code, or result in any “prohibited transaction” under ERISA or the Code.

(e)

Effect of Prohibited Transfers. Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, if the Company is required by law to recognize a Transfer that is not a Permitted Transfer, the interest transferred is strictly limited to the transferor’s Economic Interest with respect to the transferred Membership Interest, and any allocations and distributions of such Economic Interest Owner may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

(f)

Indemnification for Prohibited Transfers. In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer must indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce this Agreement, including without limitation this Section 5.1.3.

5.1.4

Rights of Unadmitted Assignees. A Person who acquires one or more Membership Interests but who is not admitted as a substituted Member pursuant to Section 5.1.5 is entitled only to become an Economic Interest Owner, with a right to allocations and distributions with respect to such interests in accordance with this Agreement, but has no right to any information or accounting of the affairs of the Company, is not entitled to inspect the books or records of the Company, and does not have any of the voting rights, rights to participate in the management of the Company or other rights of a Member under the Delaware Act or this Agreement.

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5.1.5

Admission of Interest Holders as Members. Subject to the other provisions of this Section 5.1, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

(a)

The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer as set forth in Section 5.1.2;

(b)

The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager deems necessary or appropriate to confirm such transferee as a Member and such transferee’s agreement to be bound by the terms and conditions of this Agreement;

(c)

The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Membership Interests;

(d)

If the transferee is not a sui juris human being, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement; and

(e)

The Manager consents to the admission of the transferee as a new Member.

5.2

Withdrawal.

5.2.1

Withdrawal. Except as otherwise provided in this Agreement, a Member may not withdraw from the Company unless the withdrawal is consented to by the Manager. Any other voluntary withdrawal constitutes a breach of this Agreement for which the Company and other Members have the remedies provided under applicable law (including damages for breach of this Agreement and forfeiture of the withdrawing Member’s interest in the Company’s goodwill), but will nonetheless be effective after three months’ written notice delivered to the other Members. In the event a Member withdraws, whether with or without consent, the withdrawing Member is not entitled to receive the fair value of his, her or its Membership Interest, except as, and to the extent approved by, the Manager. Any prohibited Transfer of Membership Interests, including Transfers required by law to be recognized in contravention of Section 5.1 of this Agreement, shall be treated as a deemed withdrawal of the transferring Member in violation of this Agreement. Such a transferor shall cease to be a Member of the Company.

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6.   CONTRIBUTION OF THE PROPERTY

6.1

Title.

On the date hereof, each Contributor Member shall convey, transfer, grant and set over to the Company good, indefeasible, fee simple title to such Contributor Member’s separate and undivided percentage ownership, as a tenant-in-common, in the Property, free and clear of all liens, rights to liens, mortgages, encroachments, leases, adverse matters or defects of survey and other encumbrances whatsoever, except as set forth on Exhibit C attached hereto (the “Permitted Title Exceptions”). Such title shall be insurable by a major national title insurance company on its standard form of owner’s policy at its standard rate with exception only to the Permitted Title Exceptions and all standard exceptions being removed or deleted.

6.2

Contribution. The contribution of the Property to the Company shall be effectuated by the delivery of the following items by or on behalf of each Contributing Member (collectively, the “Transaction Documents”):

(a)

Deed conveying good, indefeasible fee simple title to the Property, together with any state transfer form required for recordation of such deed.

(b)

Investor Questionnaire of each Contributing Member;

(c)

Affidavits, together with such other statements and instruments as may be reasonably required by the title insurance company insuring the title to the Property in order for said title insurance company to issue the Company’s title insurance policy without exception to any liens (other than any that are Permitted Title Exceptions), unfiled easements or other standard exceptions set forth in the standard title insurance policy form.

(d)

A certification that such Contributor Member is not a foreign person complying with the requirements of Regulations Section 1.1445.2(a)(2).

(e)

Termination of Tenants in Common Agreement.

(f)

Termination of Master Lease.

(g)

Consent of Sole Member of each Contributing Member.

(h)

Mutual Release Agreement.

(i)

All other documents reasonably necessary or appropriate to complete the contribution contemplated by this Agreement.

6.3

Representations and Warranties Regarding Property. Each Contributor Member hereby represents, warrants and covenants to the Manager and the Company that the following matters are true as of the date hereof.

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(a)

Authority. If Contributor Member is a business entity (and not an natural person), Contributor Member is either a limited liability company, a limited partnership, a corporation, trust or other entity, as applicable, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. If Contributor Member is a natural person (and not a business entity), Contributor Member is of legal age and is legally competent to execute and deliver this Agreement. Contributor Member has all requisite power, legal right and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and consummate the transactions contemplated in connection with this Agreement. The execution, delivery and performance by Contributor Member of this Agreement and the other Transaction Documents to which it is a party and the consummation by Contributor Member of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party are within Contributor Member’s power and authority. Assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the Transaction Documents will constitute, legal, valid and binding agreements of Contributor Member, enforceable in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b)

No Violation. The execution, delivery and performance by Contributor Member of this Agreement and the other Transaction Documents to which Contributor Member is a party, does not, and the consummation of the transactions contemplated by this Agreement or such Transaction Documents will not (i) conflict with or violate any provision of the organizational documents of Contributor Member; or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture, impairment or acceleration of rights or obligations under, any permit or any contract to which Contributor Member is a party or any of its respective assets are bound, except for such violations, breaches, defaults, forfeitures, impairments or acceleration of rights or obligations as would not reasonably be expected to impair in any material respect the ability of the Contributor Member to perform its obligations under this Agreement or the Transaction Documents.

(c)

No Consent. No filing, approval, consent, license, permit, order or authorization of, or registration, declaration or notice with, any governmental entity or any other Person or entity is required for or in connection with the execution and delivery of this Agreement or the other Transaction Documents by Contributor Member or the consummation of the transactions contemplated in connection with this Agreement or the other Transaction Documents, except for (i) such consents already obtained by the Contributor Member and (ii) such filings, approvals, consents, registrations, declarations or notices that, if not made, obtained or given, would not result in, or reasonably be expected to result in, individually or in the aggregate, any material liability of the Contributor Member.

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(d)

Non-foreign Person. Contributor Member is not a “foreign person” as that term is defined in Section 1445(f) of the Code.

(e)

Title. Contributor Member has a separate and undivided percentage ownership interest, as a tenant-in-common with the other Contributing Members, in the Property. There are no judgments, decrees, or orders against Contributor Member that would prohibit the transfer of such tenant-in-common interest to the Company.

(f)

No Prior Transfers. Contributor Member has not Transferred, by sale, assignment or otherwise, to any person, partnership, corporation or other entity, all or any portion of any right, title or interest which Contributor Member may have in and to the Property, except as disclosed by the Permitted Title Exceptions.

(g) No Litigation. To Contributor Member’s knowledge, there (i) is no actual or threatened, suit, action or legal, administrative, arbitration or other proceeding or governmental investigation involving or affecting the Property that would have a material adverse effect on the Company or the Property, and (ii) there are no judgments, decrees, or orders against the Property.

(h)

Notice of Violations. To Contributor Member’s knowledge, the Company has not (i) received notice of any outstanding and uncured violations, past or present, of any governmental regulations, or (ii) violated, in any material respect, any governmental regulations relating to Hazardous Materials. The term “Hazardous Materials” as used herein shall mean all materials or substances (including, without limitation, asbestos) which are included or regulated by any Environmental Law (as defined below).

(i)

Utilities. To Contributor Member’s knowledge, all utility services necessary and reasonably sufficient for the occupancy and use of the Property, including telephone services, gas, electric power, storm sewers, sanitary sewer and water facilities, are available to the Property, adequate to serve the Property and not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities.

(j)

Access. To Contributor Member’s knowledge, (i) all streets and easements necessary for the operation, maintenance and enjoyment of the Property are available to the boundaries of the Property, (ii) no change has been proposed in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving the Property; (iii) all curb cut and street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect; and (iv) there is no pending or threatened governmental proceeding which would limit or result in the termination of the Property’s existing access to and from public streets or roads.

(k)

Insolvency. (i) To Contributor Member’s knowledge, there are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or threatened against the Company, and (ii) no such proceedings are contemplated by Contributor Member.

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(l)

Governmental Actions. To Contributor Member’s knowledge, there are no plans, studies or efforts by any governmental authorities or agencies or by any other persons or entities that in any way could affect the use of the Property or any portion thereof. Contributor Member has no knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the Property.

(m)

Taxes. Contributor Member has duly and timely filed all federal, state and local tax returns required to be filed by it and all such returns are true, complete and correct in all material respects. Contributor Member has duly and timely paid all taxes (including, without limitation, transient occupancy taxes), assessments and other governmental charges affecting the Property which have been incurred or are due and payable (except real property taxes).

(n)

Condemnation. Contributor Member has received no notice of (and Contributor Member has no other knowledge of) any pending or threatened condemnation or similar proceedings affecting the Property.

(o)

Interference with Property. Contributor Member has no knowledge of any facts, restrictions, encumbrances or other circumstances relating to the Property which would prevent or interfere with the use of the Property for its current use.

(p)

Environmental Matters. To Contributor Member’s knowledge, the Company has not been served with notice by any entity, governmental body or individual claiming any violation of any Environmental Laws with respect to the Property, demanding payment or contribution for environmental clean-up costs, environmental damage or injury to natural resources, or asserting liability with respect to the same. “Environmental Laws” means any applicable requirement of law, or any judicial or agency interpretation, or other requirement of any governmental or regulatory authority relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

(q)

Structure. (i) Contributor Member has no knowledge of any material defects in the structural elements of the improvements and, (ii) to the best of Contributor Member’s knowledge, all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Property.

(r)

Investor Questionnaire. The information provided by Contributor Member in the Investor Questionnaire delivered in connection with its investment in the Company is true and correct in all respects.

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For the purpose of this Section 6.4, the term “knowledge” shall mean the actual knowledge of Contributor Member, without any duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in questions, and expressly excludes any constructive or implied knowledge of such person. The representations and warranties in this Section 6.4 shall survive the execution of this Agreement.

6.4

Indemnity. Notwithstanding any other provision of this Agreement, each Contributor Member jointly and severally hereby indemnifies and agrees to defend, through attorneys acceptable to Company, and hold harmless Company, the Manager and their respective affiliates, officers, members, agents, successors and assigns from and against any and all claims, damages, losses and liabilities (including reasonable attorneys’ fees) which may at any time following the date hereof be asserted against or suffered by the Company or the Property after the date hereof as a result or on account of any breach of any warranty, representation or covenant set forth in this Agreement. The indemnification obligations set forth in this Section 6.4 shall be several and not joint with respect to the representations made by each Contributor Member is Sections 6.3(a)-(f). The Company may intervene, in any action or proceeding brought by or against Contributor Member in connection with the performance of Contributor Member’s obligations under the first sentence hereof. Nothing herein contained shall be deemed to qualify the right of Contributor Member to compromise or settle any such action or proceeding brought against it. Contributor Member’s obligations under this Section 6.4 shall terminate on the date that immediately follows the second anniversary of the date of this Agreement.

7.   DEFINITIONS AND MISCELLANEOUS

7.1

Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)

Such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is treated or deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)

Such Capital Account shall be reduced to reflect any items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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“Agreement” means this Limited Liability Company Operating Agreement, as it may be amended.

“Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2014, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article 4 hereof.

“Capital Account” means with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)

To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Members’ distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member;

(b)

To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c)

Subject to the provisions of this Agreement, in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d)

In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. The Manager may modify the manner in which Capital Accounts are computed to the extent the Manager reasonably determines that such modification is necessary in order to comply with such Regulations, provided that such modification is not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Section 1.4.

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“Capital Contributions” means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member.

“Certificate” means the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware, as amended.

“Class A Holder” means the Member or Members holding Class A Interests.

“Class A Interests” means the Class A Membership Interests of the Company initially issued to the Contributor Members pursuant to this Agreement.

“Class B Holder” means the Member or Members holding Class B Interests.

“Class B Interests” means the Class B Membership Interests of the Company initially issued to the REIT Member pursuant to this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means MN Fort Worth Venture, LLC, a limited liability company organized under the laws of the State of Delaware.

“Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended.

“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Distributable Cash” shall mean the amount of cash that the Manager deems available for distribution, taking into account all Company debts, liabilities, and obligations then due and amounts the Manager determines necessary or advisable to place into reserves.

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“Economic Interest” means a Member’s or Economic Interest Owner’s share of the Company’s Profits, Losses and distributions pursuant to this Agreement and the Delaware Act, but shall not include any right to information, to an accounting of the affairs of the Company, to inspect the books or records of the Company, to receive notice of any meetings of Members, or to vote on, consent to or otherwise participate in any decision of the Members.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)

The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributor Member and the Company;

(b)

The Gross Asset Values of each item of Company Property shall be adjusted to equal its gross fair market value, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member either in exchange for more than a de minimis Capital Contribution; (ii) the acquisition of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member or by any new Member in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company Property; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that if Gross Asset Values are adjusted as provided herein the Member’s Capital Accounts shall be restated in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and that adjustments pursuant to clauses (i) - (iii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)

The Gross Asset Value of any Company Property distributed to any Member shall be its fair market value as determined by the Member and the Company on the date of distribution; and

(d)

The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Property pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) of this definition to the extent the Managers determine that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d) of this definition.

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If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Initial Capital Contribution” means any Capital Contribution made pursuant to Section 2.3.1.

“Losses” has the meaning set forth herein under “Profits” and “Losses.”

“Majority in Interest” means Members owning more than fifty percent (50%) of the outstanding Class B Interests.

“Manager” and “Managers” means the Persons described in Section 3.1.2 of this Agreement.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Members” means collectively, each of the parties who signs a counterpart of this Agreement as a Member, and each of the parties who may hereafter become Members. “Member” means any of the Members.

“Membership Interest” means a Member’s entire interest in the Company, including the Class A Interests, the Class B Interests and any Member’s Economic Interest, the right to participate in the management of the business and affairs of the Company, and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Delaware Act. Each Member’s initial Membership Interest in the Company is expressed on Exhibit A to this Agreement. To the extent the Members’ Membership Interests changes and Members are added or withdraw, such changes will be reflected in the Company’s books and records by the Manager without the requirement of amending this Agreement.

“Nonrecourse Debt” means a nonrecourse liability as set forth in Regulations Section 1.704-2(b)(3).

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“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officer” means a duly appointed officer of the Company.

“Permitted Transfer” means a Transfer of a Membership Interest as described in Section 5.1.2.

“Person” means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)

Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)

In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of that definition, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)

Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(e)

In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein; and

(f)

Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.1.2 hereof shall not be taken into account in computing Profits or Losses.

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“Property” means that certain real property more particularly described in Exhibit B attached hereto, together with all improvements located thereon and all right, title and interest of each Contributor Member in and to any alleys, strips or gores adjoining such property, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the property, and all right, title and interest of each Contributor Member in and to any awards for damage thereto by reason of a change of grade thereof and the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of each Contributor Member in and to the property, as applicable.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

“Tax Matters Person” means REIT Member, who is the Member designated to act on behalf of the Company as the “tax matters partner” within the meaning of that term in Code Section 6231(a)(7) in administrative and judicial proceedings relating to the determination of Company items of income, deduction, and credit for federal income tax purposes.

“Transaction Documents” has the meaning set forth in Section 6.2.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

7.2

Miscellaneous.

7.2.1

Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and are deemed given or made (a) two (2) days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via facsimile, graphic scanning or other telegraphic communication, (c) when hand delivered, or (d) one (1) day after being sent by overnight delivery service, in each case to the intended recipient as indicated on Exhibit A to this Agreement or to any other address of which prior written notice has been given.

7.2.2

Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

7.2.3

Captions. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision. Unless the context otherwise requires, references to Sections and Exhibits mean the Sections and Exhibits to this Agreement.

29

7.2.4

Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

7.2.5

Benefits and Burdens. The restrictions on assignment contained in Section 5.1 and the terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of Members.

7.2.6

Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

7.2.7

Entire Agreement. This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

7.2.8

Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

7.2.9

Amendment. Any amendment to this Agreement must be in writing signed by a Majority in Interest and the Manager. Notwithstanding the foregoing, the consent of all Members shall be required to any amendment to Section 4.2 of this Agreement.

7.2.10

Further Assurances. Each Member agrees to execute and deliver all such further instruments and do all such further acts as the Managers deem advisable to effectuate this Agreement.

7.2.11

Restriction on Company Activities. It is mutually agreed and understood that certain actions, if taken by the Company, could have seriously adverse tax or other economic consequences to the Members. In order to avoid such consequences, notwithstanding any other provision of this Agreement, the Members hereby agree as follows:

(a)

The Members acknowledge that Moody National REIT I, Inc. (“Moody REIT”) is an affiliate of REIT Member and is treated as a real estate investment trust (a “REIT”) under Section 856 of the Code and that Moody REIT’s status and taxation as a REIT will be affected by the nature of the income and assets of the Company. So long as Moody REIT or any affiliate of Moody REIT is a REIT: (i) except with the express prior written consent of REIT Member, the Company shall not take any action which (a) could, in the reasonable judgment of REIT Member, adversely affect the ability of Moody REIT to continue to qualify as a REIT, or (b) could, in the reasonable judgment of REIT Member, subject Moody REIT to any additional taxes under Sections 857 4981 of the Code; (ii) except with the express prior written permission of REIT Member, no services shall be provided directly by the Company to, or for the benefit of, customers of the Property unless such services are provided by a “taxable REIT subsidiary” as defined in Section 856(l) of the Code or an “independent contractor” as defined in Section 856(d)(3) of the Code with respect to Moody REIT.

30

(b)

So long as REIT Member or any affiliate of REIT Member is a REIT, without the express prior written consent of REIT Member, the Company shall neither acquire, nor own, directly or indirectly, any “securities” other than securities that constitute real estate assets within the meaning of Code Section 856(c)(5)(B), Government securities, or securities that are not considered securities pursuant to Code Section 856(m).

(c)

Without the express prior written consent of all Members, the Company shall not elect to be treated as other than a partnership or disregarded entity for federal tax purposes.

31

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

COMPANY:

MN Fort Worth Venture, LLC

By:	/s/ Brett C. Moody
Brett C. Moody, President

REIT MEMBER:

MOODY NATIONAL OPERATING PARTNERSHIP I, LP

By:	Moody National REIT I, Inc., a Maryland corporation

	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 1, LLC, a Delaware limited liability company

By:	Golden Phoenix LLC, a California limited liability company, its sole member

	By:	Lai Investments & Management, LLC, a California limited liability company, its sole member

		By:	/s/ Alfred Lai
Alfred Lai, as Trustee of the Alfred Lai Living Trust dated June 1, 1994, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 2, LLC, a Delaware limited liability company

By:	/s/ Charles Edward Wynn
Charles Edward Wynn, as Trustee of The Wynn Family Trust dated October 31, 1989, its sole member

By:	/s/ Lorene Rossum Wynn
Lorene Rossum Wynn, as Trustee of The Wynn Family Trust dated October 31, 1989, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 3, LLC, a Delaware limited liability company

By:	AGR Properties, LLC, a Utah limited liability company, its sole member

	By:	/s/ Ann C. Watts
Ann C. Watts, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 4, LLC, a Delaware limited liability company

By:	GRW Properties, LLC, a Utah limited liability company, its sole member

	By:	/s/ Gregory R. Watts
Gregory R. Watts, its Manager

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 5, LLC, a Delaware limited liability company

By:	/s/ Wallace R. Alvey
Wallace R. Alvey, as husband and wife as joint tenants with right of survivorship

By:	/s/ Sharon S. Alvey
Sharon S. Alvey, as husband and wife as joint tenants with right of survivorship

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 6, LLC, a Delaware limited liability company

By:	The Odyssey Group, LLC, a South Dakota limited liability company, its sole member

	By:	/s/ Don Stephen Gull
Don Stephen Gull, Managing Director

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 7, LLC, a Delaware limited liability company

By:	/s/ Roland Covey
Roland Covey, an individual, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 8, LLC, a Delaware limited liability company

By:	/s/ Stephen C. Taylor
Stephen C. Taylor, an individual, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 9, LLC, a Delaware limited liability company

By:	The Moine Family Limited Partnership, a Texas limited partnership, its sole member

	By:	/s/ Harriet E. Moine
Harriet E. Moine, as Trustee of the Moine Family Management Trust, its general partner

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 10, LLC, a Delaware limited liability company

By:	/s/ George S. Winnacker
George S. Winnacker, as Co-Trustee of the Winnacker Family Trust dated November 15, 1996, its sole member

By:	/s/ Mieko K. Winnacker
Mieko K. Winnacker, as Co-Trustee of the Winnacker Family Trust dated November 15, 1996, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 11, LLC, a Delaware limited liability company

By:	/s/ Michael L. McGregor
Michael L. McGregor, as husband and wife as joint tenants with right of survivorship, its sole member

By:	/s/ Deborah S. McGregor
Deborah S. McGregor, as husband and wife as joint tenants with right of survivorship, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 13, LLC, a Delaware limited liability company

By:	Quinlan Real Estate LLC, a California limited liability company, its sole member

	By:	/s/ Patrick T. Quinlan
Patrick T. Quinlan, as Co-Trustee of The Quinlan Living Trust established December 7, 2001, its sole member

	By:	/s/ Darece M. Quinlan
Darece M. Quinlan, as Co-Trustee of The Quinlan Living Trust established December 7, 2001, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 14, LLC, a Delaware limited liability company

By:	/s/ Gary Lee Thomas
Gary Lee Thomas, as Trustee of The Gary and Barbara Thomas Revocable Trust dated August 12, 1994, its sole member

By:	/s/ Barbara Irene Thomas
Barbara Irene Thomas, as Trustee of The Gary and Barbara Thomas Revocable Trust dated August 12, 1994, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 15, LLC, a Delaware limited liability company

By:	/s/ Joanne Gong
Joanne Gong, as Trustee of the Joanne Gong Revocable Trust dated December 3, 1998, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 16, LLC, a Delaware limited liability company

By:	/s/ Daniel L. Soffa
Daniel L. Soffa, an individual, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 17, LLC, a Delaware limited liability company

By:	/s/ Helen G. Smith
Helen G. Smith, as Trustee of the 1986 Hugh T. Smith and Helen G. Smith Living Trust, its sole member

CONTRIBUTING MEMBERS:

TIC TPS Fort Worth 18, LLC, a Delaware limited liability company

By:	/s/ Susan C. Soffa
Susan C. Soffa, an individual, its sole member

EXHIBIT A

MN Fort Worth Venture, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Members’ Names, Addresses and Federal Identification Numbers	Value of Initial Capital Contribution	Membership Interest

Class B Interests Moody National Operating Partnership I, LP 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505 FEIN_________________________________	[$3,461,306]	100%

Class A Interests TIC TPS Fort Worth 1, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$139.45	13.9454%

Class A Interests TIC TPS Fort Worth 2, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$66.81	6.6812%

Members’ Names, Addresses and Federal Identification Numbers	Value of Initial Capital Contribution	Membership Interest

Class A Interests TIC TPS Fort Worth 3, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$54.65	5.4645%

Class A Interests TIC TPS Fort Worth 4, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$54.65	5.4645%

Class A Interests TIC TPS Fort Worth 5, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$93.55	9.3552%

Class A Interests TIC TPS Fort Worth 6, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$32.79	3.7287%

Members’ Names, Addresses and Federal Identification Numbers	Value of Initial Capital Contribution	Membership Interest

Class A Interests TIC TPS Fort Worth 8, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$54.65	5.4645%

Class A Interests TIC TPS Fort Worth 9, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$65.57	6.5574%

Class A Interests TIC TPS Fort Worth 11, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$76.02	7.6020%

Class A Interests TIC TPS Fort Worth 13, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$45.00	4.5000%

Members’ Names, Addresses and Federal Identification Numbers	Value of Initial Capital Contribution	Membership Interest

Class A Interests TIC TPS Fort Worth 14, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$65.57	6.5574%

Class A Interests TIC TPS Fort Worth 15, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$66.13	6.6126%

Class A Interests TIC TPS Fort Worth 16, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$13.40	1.3403%

Class A Interests TIC TPS Fort Worth 17, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$56.83	5.6831%

Members’ Names, Addresses and Federal Identification Numbers	Value of Initial Capital Contribution	Membership Interest

Class A Interests TIC TPS Fort Worth 18, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$13.40	1.3403%

Class A Interests Moody National Realty Company, L.P. 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$8.35	8.3458%

Class A Interests Moody National TPS Fort Worth H, LLC 6363 Woodway Drive, Suite 110 Houston, TX 77057 Telephone: 713-977-7500 Fax: 713-977-7505	$18.07	1.8071%

EXHIBIT B

MN Fort Worth Venture, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

 LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT C

MN Fort Worth Venture, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PERMITTED TITLE EXCEPTIONS

EXHIBIT D

OFFICERS

Name	Title
Brett C. Moody	President & Secretary
Robert Engel	Vice President & Treasurer